SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      April 19, 2000
(Date of earliest event reported)  (March 29, 2000)

CTC COMMUNICATIONS GROUP, INC.

(Exact name of registrant as specified in its charter)
          Delaware                   0-27505            04-3469590
       (State or other jurisdiction (Commission         (IRS Employer
         of incorporation)          File Number)    Identification No.)

          220 Bear Hill Rd., Waltham, Massachusetts         02451
        (Address of principal executive offices)          (Zip Code)

                               (781) 466-8080
(Registrant's telephone number including area code)

(Former name or former address if changed since last report)

Item 5.

The summary information contained herein is qualified in its entirety by reference to the texts of the relevant documents referred to herein and attached as exhibits hereto.

A.  8.25% Series B Convertible Preferred Stock

As of March 22, 2000, the Registrant entered into an Agreement, as amended, (the "Agreement") with Credit Suisse First Boston Equity Partners LP, and its affiliates, Bain Capital Fund VI, L.P. and its affiliates and Thomas Lee Equity Fund IV, L.P. and its affiliates (the "Investors"), under the terms of which the Investors agreed to purchase for investment for $1,000 per share, an aggregate of 200,000 shares of the 8.25% Series B Convertible Preferred Stock of the Registrant (the "Preferred Shares) for $200 million as follows (Credit Suisse - $50 million; Bain Capital - %$75 million and Thomas Lee - $75 million). The closing will take place upon obtaining certain regulatory approvals.

The Registrant intends to use the proceeds of the private placement to finance the buildout of the Registrant's telecommunications network and for working capital.

The Registrant entered into a registration rights agreement with the Investors with respect to the shares of Common Stock issuable upon conversion of the Preferred Shares ("Registrable Securities") providing for "piggyback" registration rights and demand registration rights as follows. At any time commencing one year after the closing, upon demand of not less than 20% or $30 million of holders of the Registrable Securities on a fully diluted basis after giving effect to the conversion of all of the Preferred Shares, the Registrant has agreed to file a Registration Statement covering the Registrable Securities on no more than three occasions. In addition, in the event of a mandatory conversion of the Preferred Shares (see "Certificate of Designation" discussed below), the Registrant has agreed to file a Registration Statement covering the Registrable Securities. The Registrant has agreed to pay all expenses of filing the registration statement, except that the holders of the Registrable Securities shall bear the costs of their own legal counsel and any underwriting commissions applicable to the securities sold by them.

B. Certificate of Designation for Preferred Shares

The Registrant has agreed to file a Certificate of Designation with the Secretary of State of Delaware setting forth the designations, preferences and relative and other special rights, qualifications, limitations and restrictions of the 200,000 Preferred Shares issued in connection with the private placement. Dividends are accrued for three years following the closing, and thereafter, are payable quarterly at the rate of 8.25% per annum of the $1,000 purchase price for each Preferred Share payable in cash or if not paid by the Dividend Date, the Accreted Value for each Preferred Share is increased by an amount equal to 2.0625%. Upon liquidation, dissolution or winding up of the Registrant, the Preferred Shares rank senior to any other junior class of the Registrant's capital stock. The Preferred Shares are convertible at any time at the holder's election at$50 per share subject to adjustment, into shares of the Registrant's Common Stock. In addition, the Registrant, at its option, may require conversion of the Preferred Shares into shares of its Common Stock if the market price of the Common Stock reaches certain levels and, at the option of the Registrant commencing on the fifth anniversary of the closing, may redeem the Preferred Shares. All outstanding Preferred Shares must be redeemed ten years from the date of closing. The Preferred Shareholders are entitled to vote such number of Preferred Shares which they hold or, upon written consent, vote the number of shares of Common Stock of the Registrant issualbe upon conversion of the Preferred Shares. Except as otherwise provided by law, the Preferred Shareholders vote with the holders of the Common Stock as a single class.

Each of the three Investor groups has the right to elect one nominee to the Company's Board of Directors immediately following the Closing, which number will be reduced if the number of shares of Preferred Stock and/or Common Stock issuable upon conversion of the Preferred Stock held by the Investor group is less than 50% of the total number of shares of Preferred Stock and Common Stock issuable under the terms of the Agreement.

The Agreement further provides that unless specifically permitted by the Agreement, the Investor groups will not acquire any additional shares of capital stock of the Company and have agreed, that except for Permitted Transfers under the Agreement, will not dispose of any of the securities issued pursuant to the Agreement.

Item 7c. Exhibits.

Exhibit 3.1	Form of Certificate of Designation for Series B
Convertible Preferred Stock of the Registrant

Exhibit 10.1	Series B Preferred Stock Purchase Agreement dated as
of March 22, 2000.

Exhibit 10.2	Series B Preferred Stock Registration Rights
Agreement dated as of March 22, 2000.

Exhibit 99.1	March 29, 2000 Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                  CTC COMMUNICATIONS GROUP, INC.

                 By: /s/ John D. Pittenger
                 John D. Pittenger,
                 Executive Vice President, Finance and Administration

Dated: April 19, 2000


                                EXHIBIT INDEX


Exhibit 3.1	Form of Certificate of Designation for Series B
Convertible Preferred Stock of the Registrant

Exhibit 10.1	Series B Preferred Stock Purchase Agreement dated as
of March 22, 2000.

Exhibit 10.2	Series B Preferred Stock Registration Rights
Agreement dated as of March 22, 2000.

Exhibit 99.1	March 29, 2000 Press Release